Exhibit 10.2
April 20, 2026
Dear Larissa:
This Transition and Separation Agreement (the “Agreement”) confirms the agreement between you and Okta, Inc. (the “Company”) regarding your transition and separation of employment from the Company and the resolution of any disputes you have against the Company.

1.     Transition and Separation. Your anticipated employment termination date with the Company is January 31, 2027 (the “Termination Date”). Effective as of July 31, 2026 (the “Transition Date”) you shall cease to be an officer of the Company. Subject to the other conditions of this Agreement, from your Transition Date to your Termination Date (the “Transition Period”), you will remain employed by the Company as a senior advisor, and will assist the Company with the transition of your duties and responsibilities and provide such other advice and services within your expertise as reasonably requested by the Company. You agree not to represent or purport to represent the Company during the Transition Period in any manner whatsoever to any third party or enter into any contract or commitment on behalf of the Company during the Transition Period. During the Transition Period, you will not be allowed to provide services to any other third parties without the written approval of the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld, and provided further that the work does not present a conflict of interest. You and the Company anticipate that, provided you comply with the terms and conditions of this Agreement, comply with your agreements with the Company that continue to apply, comply with all Company policies and remain in good standing with the Company, (i) from the date of this Agreement through the Transition Date, you will remain a Company employee and the Company will continue to pay you your current base salary, less all applicable withholdings and other required deductions, you will continue to vest in your outstanding equity, as applicable, that you hold pursuant to the Company’s equity plans according to the terms of the agreements pursuant to which such equity was issued, subject to any waivers of vesting acceleration contained in this Agreement, and the Company will continue to provide you with your Company-sponsored benefits, provided that you remain eligible under the terms and conditions of the applicable benefits plans and (ii) from the Transition Date through the Termination Date, all of the foregoing terms in clause (i) shall continue to apply, except that instead of your current base salary, the Company will pay you a base salary at the rate of $21,483.21 per month (prorated for partial service), less all applicable withholdings and other required deductions. Notwithstanding the foregoing, you understand that your employment remains at will. If your employment terminates earlier than the anticipated Termination Date, that earlier date will become the “Termination Date” for the purposes of this Agreement and its Exhibit A.

2.     Equity. All options that you hold to purchase shares of the Company’s common stock pursuant to the Company’s 2009 Stock Plan or 2017 Equity Incentive Plan (“2017 Plan”) or in each case any predecessor plans, that are not vested as of the Termination Date shall lapse without consideration on that date and will not be exercisable. The exercise of any vested stock options, if any, shall be subject to the terms of the Company’s 2009 Stock Plan or 2017 Plan, as applicable, including, without limitation, the time limits on exercise. Pursuant to the terms of the 2017 Plan and the restricted stock unit (“RSU”) and performance stock unit (“PSU”) award agreements thereunder, all RSUs and PSUs granted to you that are not vested as of the Termination Date shall be automatically cancelled without consideration as of such date. This section is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Agreement or the terms governing stock options and RSUs.

YOU UNDERSTAND THAT NEITHER THIS AGREEMENT NOR THE COURSE OF YOUR EMPLOYMENT WITH THE COMPANY, OR ANY OTHER SERVICE TO THE COMPANY, GIVE OR GAVE YOU ANY RIGHT, CONTINUING OR OTHERWISE, TO THE REVENUES AND/OR PROFITS OF THE COMPANY AND/OR ANY OTHER RELEASED PARTIES OR ANY OTHER

INTEREST, ECONOMIC OR OTHERWISE, IN THE COMPANY AND/OR ANY OTHER RELEASED PARTIES.

3.     Severance. In exchange for executing and not revoking the Second Release, which is attached as Exhibit A, you will receive the severance as specified in the Second Release (“Severance”), provided you timely sign and return the Second Release and all other specified requirements are met. If you obtain a new role at the Company before your anticipated Termination Date, the offer of severance in the Second Release is withdrawn and you are no longer eligible for the severance set forth in the Second Release.

4.     Your General Release. In consideration for the arrangements set forth in this Agreement, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company, and/or its predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); federal and state WARN Act claims; claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units, or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; Constitutional claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis under Title VII of the Civil Rights Act, the Americans with Disabilities Act, or any other federal, state, or local law prohibiting discrimination, harassment or retaliation, and claims under all other federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law and/or otherwise permitted by this Agreement.

By signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from initiating or participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or applicable state legislature. This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions, and all remaining provisions shall be enforceable to the fullest extent permitted by law.

5.     Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

6.     No Admission. Nothing in this Agreement shall constitute or be treated as an admission by the Company or Released Parties of any liability, wrongdoing, or violation of law.

7.    Continuing Obligations. At all times in the future, you will remain bound by and agree to comply with your Proprietary Information and Inventions Agreement and/or Employee Non-Disclosure and Invention Assignment Agreement that you executed in connection with your employment with the Company (the “Confidentiality Agreement”). You reaffirm and agree to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which is a material condition to receipt of the consideration under this Agreement. You acknowledge that during the course of your employment with the Company you have had access to a number of highly confidential materials and you specifically represent that you shall refrain from using any such confidential information in the future. You affirm that by your Termination Date you will return all documents and other items provided to you by the Company, developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company. For the avoidance of doubt, you understand that pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to their attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

8.    Return of Company Property. You agree that by the Termination Date, you will return to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), data, notes, key cards, and credit cards, and that you will return and/or, if incapable of being returned, you will delete, destroy, and finally purge all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession after the Termination Date), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices. Your receipt of the Severance is contingent upon compliance with this provision.

9.    Non-Disparagement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, in exchange for the Severance, you agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online, or to any person or entity that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. Nothing in this Agreement (x) prohibits you or the Company from providing truthful information as required or permitted by law, including in a legal proceeding or a government investigation, (y) as applicable, prevents you from exercising rights under Section 7 of the National Labor Relations Act to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection; or (z) prevents you from discussing or disclosing information about harassment, discrimination or any other conduct that you have reason to believe is unlawful, an unfair employment practice or in violation of a clear mandate of public policy.

10.    Cooperation. During the term of this Agreement, you agree to fully cooperate with the Company and its counsel for any legal matter about which you have information based on your employment with the Company. Cooperation includes, for example, interviews, review of documents, attendance at meetings, providing testimony, or providing documents to the Company.

11.    Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator remotely (or at another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by their applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.

12.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company caused solely by your failure to pay or delayed payment of federal or state taxes.

13.    Entire Agreement. You agree that this Agreement constitutes the entire agreement and understanding between you and the Company or any affiliate of the Company, with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, discussions, representations, warranties or understandings between you and the Company or any affiliate of the Company, including, but not limited to, any offer letter and any incentive compensation agreement entered into by and between you and the Company, and the Company’s Executive Severance Plan; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Confidentiality Agreement, any arbitration agreement entered into by and between you and the Company, other documents specifically identified in this Agreement (except as expressly modified herein), or any other continuing obligations you owe the Company which survive the termination of your employment. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

14.    Governing Law. Except as to the arbitration provision, this Agreement shall be construed and interpreted in accordance with the laws of the State of California.

15.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

16.    Miscellaneous. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. You and the Company agree that execution via DocuSign or a similar service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature, and that the Agreement may not be challenged on the basis of such signatures. You represent that you have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Agreement.

You have a right to consult with an attorney regarding this Agreement. To accept this Agreement, please sign and date this Agreement and return it to the Chief People Officer by the fifth business day after the date at the top of page 1 (the “Deadline”). This Agreement is effective on the date you sign it (the “Effective Date”).

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, that I have a right to consult with an attorney regarding this Agreement, and that I sign this release of all claims knowingly and voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed        /s/ Larissa Schwartz                    Dated: 4/21/2026
Larissa Schwartz

Signed        /s/ Rebecca Port                        Dated: 4/21/2026
Okta, Inc.

Exhibit A
Second Release

This second release agreement (“Second Release”), which is Exhibit A to your transition and separation agreement (the “Agreement,” your first release agreement), is entered into by and between Okta, Inc. (the “Company”) and you, Larissa Schwartz. Any term not otherwise defined in this Second Release shall have the meaning set forth in the Agreement.

1.    Severance. Subject to, and in consideration for, your timely execution and non-revocation of the Second Release, and provided you have not obtained a new role at the Company before your anticipated termination date and you comply with all the terms and conditions of the Agreement and Second Release, the Company will provide you with the following (“Severance”):

The Company will pay you a lump sum severance payment equal to $386,697.78, which equals nine months of your base salary when you were a Company officer, less all applicable withholdings and deductions, which will be paid to you within 30 days after the Second Release Effective Date as defined below.

2.    Your General Release. In consideration for receiving the Severance, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); WARN Act claims (federal or state); claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units, or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; Constitutional claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or any other federal, state, or local law prohibiting discrimination, harassment or retaliation, and claims under all other federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law and/or otherwise permitted by this Second Release.

By signing this Second Release, you waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Second Release precludes you from initiating or participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Second Release (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or applicable state legislature. This waiver and release covers only those claims that arose prior to your execution of this Second Release. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

3.    Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Second Release, you may learn information that might have affected your decision to enter into this Second Release. You assume this risk and all other risks of any mistake in entering into this Second Release. You agree that this Second Release is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

4.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Second Release;(b) you should consult with an attorney prior to executing this Second Release; (c) you have at least 21 calendar days within which to consider this Second Release (although you may choose to execute it earlier, though not before your Termination Date); (d) you have 7 calendar days following the execution of the Second Release to revoke it; and (e) the Second Release will not be effective until the eighth day after you sign it, provided that you have not revoked it (“Second Release Effective Date”). To revoke the Second Release, you must email a written notice of revocation to the Chief People Officer prior to the end of the 7-day period. You agree that any modifications, material or otherwise, made to this Second Release do not restart or affect in any manner the original 21-day consideration period, which is 21 calendar days from your notification date (the last day of such consideration period or within five business days after your Termination Date, whichever is later, is the “Second Release Deadline”). You acknowledge that your consent to this Second Release is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Second Release by the Second Release Deadline.

5.    No Other Monies Owed. You acknowledge and agree that you have been timely paid all of your wages and other remuneration earned through the Termination Date. You acknowledge and agree that, prior to the execution of this Second Release, you were not entitled to receive any further payments or benefits from the Company in connection with your employment other than the benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and similar state law, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Second Release. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company, other than commissions, if any, that have yet to become calculable. You acknowledge that you have no unreimbursed business expenses. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.

6.    Return of Company Property. You warrant and represent that you have returned any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), data, notes, key cards, and credit cards, and that you have returned and/or, if incapable of being returned, you have deleted, destroyed, and finally purged all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession after the Termination Date), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices. Receipt of the Severance is contingent on your compliance with this provision.

7.    Incorporation. You and the Company agree that the Agreement’s provisions regarding No Admission, Continuing Obligations, Non-Disparagement, Non-Disclosure, Cooperation, Arbitration Agreement, Tax Consequences, Breach, Governing Law, Severability, and Counterparts are incorporated herein and apply to this Second Release.

8.    Entire Agreement. You agree that this Second Release, together with the Agreement, constitutes the entire agreement and understanding between you and the Company or any affiliate of the Company, with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, discussions, representations, warranties or understandings between you and the Company or any affiliate of the Company; provided, however, that nothing in this Second Release modifies, supersedes, voids, or otherwise alters your Confidentiality Agreement, any arbitration agreement entered into by and between you and the Company, other documents specifically identified in the Agreement (except as expressly modified therein), or any other continuing obligations you owe the Company which survive the termination of your employment. This Second Release may be modified only in a written document signed by you and a duly authorized officer of the Company.

You have a right to consult with an attorney regarding this Second Release. To accept this Second Release, you must sign and return it by the Second Release Deadline.

The parties knowingly and voluntarily sign this Second Release.

Date: _____________	_______________________________ Larissa Schwartz DO NOT SIGN BEFORE YOUR TERMINATION DATE
Date: _____________	For Okta, Inc. _______________________________ By:
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